Exhibit 99.1

CELGENE REPORTS THIRD QUARTER 2018

OPERATING AND FINANCIAL RESULTS

–    Total net product sales of $3,890 million, increased 18% Y/Y

–    Raising full-year total revenue guidance to ~$15.2 billion and OTEZLA® net product sales to ~$1.6 billion

–    Showcasing our next-generation pipeline across multiple disease areas at ASH

–    Appointed Dr. Alise Reicin as President of Global Clinical Development

SUMMIT, NJ — (October 25, 2018) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $3,890 million for the third quarter of 2018, an 18 percent increase from the same period in 2017. Celgene reported third quarter 2018 total revenue of $3,892 million, an 18 percent increase compared to $3,287 million in the third quarter of 2017.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $1,082 million and diluted earnings per share (EPS) of $1.50 for the third quarter of 2018. For the third quarter of 2017, GAAP net income was $988 million and diluted EPS was $1.21.

Adjusted net income for the third quarter of 2018 increased 6 percent to $1,645 million compared to $1,555 million in the third quarter of 2017. For the same period, adjusted diluted EPS increased 20 percent to $2.29 from $1.91.

“Excellent top- and bottom-line momentum in the third quarter supports raising our 2018 financial guidance,” said Mark J. Alles, Chairman and Chief Executive Officer of Celgene Corporation. “We are focused on shaping Celgene’s future by rapidly advancing our late-stage pipeline, accelerating promising early research programs, and strengthening the organization.”

Third Quarter 2018 Financial Highlights

Unless otherwise stated, all comparisons are for the third quarter of 2018 compared to the third quarter of 2017. The adjusted operating expense categories presented below exclude share-based employee compensation expense and collaboration-related upfront expense. Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•                                          REVLIMID® sales for the third quarter increased 18 percent to $2,449 million. REVLIMID® sales growth was driven by increases in market share and extended treatment duration. U.S. sales of $1,667 million and international sales of $782 million increased 22 percent and 9 percent year-over-year, respectively.

•                                          POMALYST®/IMNOVID® sales for the third quarter were $513 million, an increase of 23 percent year-over-year. POMALYST®/IMNOVID® sales growth was driven primarily by increases in market share and treatment duration. U.S. sales were $357 million and international sales were $156 million, an increase of 33 percent and 5 percent year-over-year, respectively.

•                                          OTEZLA® sales for the third quarter were $432 million, a 40 percent increase year-over-year. Third quarter U.S. sales of $348 million and international sales of $84 million increased 39 percent and 45 percent year-over-year, respectively. OTEZLA® sales growth in the U.S. was driven by increases in demand with continued benefit from expanded market access and higher channel inventory levels. OTEZLA® international sales have maintained solid momentum in key ex-U.S. markets including France and Japan.

•                                          ABRAXANE® sales for the third quarter were $288 million, a 15 percent increase year-over-year. ABRAXANE® sales growth was driven by increases in demand and customer buying patterns. U.S. sales were $174 million and international sales were $114 million, an increase of 17 percent and 12 percent year-over-year, respectively.

•                                          In the third quarter, all other product sales, which include IDHIFA®, THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product primarily sold in the U.S., were $208 million compared to $226 million in the third quarter of 2017.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $1,081 million for the third quarter of 2018 compared to $1,347 million for the same period in 2017. Adjusted R&D expenses were $948 million for the third quarter of 2018 compared to $698 million for the third quarter of 2017. The current period included an increase in R&D expense associated with the acquisition of Juno Therapeutics (Juno) and regulatory submission-related work on multiple programs. Additional R&D expenses (only included on a GAAP basis) decreased in 2018, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Selling, General and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $746 million for the third quarter of 2018 compared to $608 million for the same period in 2017. Adjusted SG&A expenses were $642 million for the third quarter of 2018 compared to $521 million for the third quarter of 2017. The current period included an increase in SG&A expense associated with the acquisition of Juno and marketing-related expenses. Additional SG&A expense (only included on a GAAP basis) increased in 2018, as outlined in the attached Reconciliation of GAAP to Adjusted Net Income.

Cash, Cash Equivalents, Marketable Debt Securities and Publicly-Traded Equity Securities

Operating cash flow was $1.9 billion in the third quarter of 2018, compared to $1.1 billion for the third quarter of 2017. In the third quarter, Celgene received approximately 6 million of its shares upon final settlement of the accelerated share repurchase (ASR) program, which commenced during the second quarter of 2018. The total number of shares repurchased under the ASR agreement was approximately 24.0 million at a weighted average price of $83.53 per share. Celgene ended the quarter with approximately $4.4 billion in cash, cash equivalents, marketable debt securities and publicly-traded equity securities.

Celgene Expects Volume-Driven Product Sales and Earnings Growth in 2018

	Previous 2018 Guidance	Updated 2018 Guidance
Total Revenue	~$15.0B	~$15.2B
REVLIMID® Net Product Sales	~ $9.7B	Unchanged
POMALYST®/IMNOVID® Net Product Sales	~ $2.0B	Unchanged
OTEZLA® Net Product Sales	~$1.5B	~$1.6B
ABRAXANE® Net Product Sales	~$1.0B	Unchanged
GAAP Operating Margin	~ 35%	~34%
GAAP Diluted EPS	$5.95-$6.25	$5.25-$5.75
Adjusted Operating Margin	~56.0%	~55.5%
Adjusted Diluted EPS	$8.70-$8.75	$8.75-$8.80
Adjusted Tax Rate	~17%	Unchanged
Weighted Average Diluted Shares	~735M	Unchanged

Portfolio Updates

•                  At the 2018 American Society of Hematology (ASH) annual meeting in December, expected data presentations include:

•                  In collaboration with partner Acceleron Pharma, data from the phase III MEDALIST™ and BELIEVE™ trials with luspatercept in patients with low-to-intermediate risk myelodysplastic syndromes (MDS) and transfusion-dependent beta-thalassemia, respectively;

•                  Data from the phase I TRANSCEND CLL-004 trial evaluating liso-cel (JCAR017) in patients with relapsed and/or refractory chronic lymphocytic leukemia (CLL);

•                  In collaboration with partner bluebird bio, data from the phase I trial evaluating bb21217 in patients with relapsed and/or refractory multiple myeloma (RRMM);

•                  Data from the phase I/II EVOLVE trial evaluating JCARH125 in patients with RRMM; and,

•                  Data from the phase III AUGMENT™ trial evaluating REVLIMID® in combination with rituximab (R²) in patients with relapsed and/or refractory indolent non-Hodgkin lymphoma (NHL).

•                  The phase III COMMANDS™ front-line trial evaluating luspatercept in erythropoiesis-stimulating agent (ESA)-naïve, very low, low or intermediate risk MDS patients initiated in the third quarter.

•                  In collaboration with partner bluebird bio, the clinical program evaluating bb2121 in earlier lines of multiple myeloma is advancing, including the phase II MM-002 and phase III MM-003 trials.

•                  In October, Celgene announced results from a phase II/III cooperative group study (ECOG E3A06) conducted by the National Cancer Institute in conjunction with the ECOG-ACRIN Cancer Research Group. In the study, single-agent REVLIMID® achieved a statistically significant improvement in the primary endpoint of progression-free survival compared to observation in patients with smoldering myeloma. Data from the ECOG E3A06 study will be presented at a future medical meeting.

•                  At the European Society for Medical Oncology (ESMO) 2018 congress in October, efficacy and safety data were presented for the first time from the Genentech-sponsored phase III IMpassion130 trial evaluating TECENTRIQ® (atezolizumab) in combination with ABRAXANE® in patients with previously untreated metastatic triple-negative breast cancer. These data were simultaneously published in The New England Journal of Medicine. In addition, data were presented from the Genentech-sponsored phase III IMpower130 trial evaluating first-line treatment of TECENTRIQ® plus chemotherapy (carboplatin and ABRAXANE®) in patients with stage IV non-squamous non-small cell lung cancer (NSCLC).

•                  In October, Celgene announced that the phase III STYLE™ trial evaluating OTEZLA® in patients with moderate to severe plaque psoriasis of the scalp achieved a highly statistically significant improvement in the primary endpoint of the Scalp Physician’s Global Assessment (ScPGA) response at week 16 compared with placebo. In addition to achieving the primary endpoint, statistical significance was also met for the secondary endpoint of the whole-body itch numeric rating scale (NRS) at week 16 with OTEZLA® versus placebo. The safety profile for OTEZLA® in the STYLE™ study was generally consistent with the known safety profile of OTEZLA®, and no new safety signals were identified. Additionally, the phase III ADVANCE™ trial evaluating OTEZLA® in patients with mild to moderate plaque psoriasis is on track to initiate by year-end 2018.

•                  In October, data from the phase II HEROES™ trial evaluating RPC4046 in patients with eosinophilic esophagitis (EoE) were presented at the United European Gastroenterology Week (UEGW) conference. Data from the HEROES™ trial demonstrated that reductions in average esophageal eosinophil count observed at week 16 in patients treated with RPC4046 (primary endpoint) were sustained through an additional 52 weeks of treatment in an open-label extension study.

Organizational Updates

•                  Celgene appointed Dr. Alise Reicin as President, Global Clinical Development, effective November 1, 2018.

•                  Celgene appointed Aijaz “Jazz” Tobaccowalla as Senior Vice President, Chief Digital & Information Officer, effective August 27, 2018.

Third Quarter 2018 Conference Call and Webcast Information

Celgene will host a conference call to discuss the third quarter of 2018 operational and financial performance on Thursday, October 25, 2018, at 9 a.m. ET.  The conference call will be available by webcast at http://www.celgene.com. An audio replay of the call will be available from noon October 25, 2018, until midnight ET November 1, 2018.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 5516848.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-

line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Hyperlinks are provided as a convenience and for informational purposes only. Celgene bears no responsibility for the security or content of external websites.

Celgene

Investors:

908-673-9628

ir@celgene.com

or

Media:

908-673-2275

media@celgene.com

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition and Divestiture-Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration and success payments. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal, recurring operating expenses, including severance costs which are not part of a formal restructuring program.

Share-Based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-Related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: significant litigation-related loss contingency accruals and expenses to settle other disputed matters and, effective for fiscal year 2018, changes in the fair value of our equity securities upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, the impact of tax reform legislation commonly referred to as the Tax Cuts and Jobs Act (2017 Tax Act), and other similar items. We also exclude excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments recognized as income tax benefits or expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and nine-month periods ended September 30, 2018 and 2017, and for the projected amounts for the twelve-month period ending December 31, 2018.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net product sales	$3,890	$3,283	$11,229	$9,494
Other revenue	2	4	15	26
Total revenue	3,892	3,287	11,244	9,520

Cost of goods sold (excluding amortization of acquired intangible assets)	157	118	418	342
Research and development	1,081	1,347	4,535	3,177
Selling, general and administrative	746	608	2,400	2,167
Amortization of acquired intangible assets	127	80	341	250
Acquisition related charges and restructuring, net	101	49	166	75
Total costs and expenses	2,212	2,202	7,860	6,011

Operating income	1,680	1,085	3,384	3,509

Interest and investment income, net	8	33	30	72
Interest (expense)	(193)	(127)	(551)	(380)
Other (expense) income, net	(117)	—	852	(18)

Income before income taxes	1,378	991	3,715	3,183

Income tax provision	296	3	742	162

Net income	$1,082	$988	$2,973	$3,021

Net income per common share:
Basic	$1.54	$1.26	$4.12	$3.87
Diluted	$1.50	$1.21	$4.02	$3.72

Weighted average shares:
Basic	702.0	784.1	722.0	781.2
Diluted	719.7	815.2	740.4	812.6

	September 30,	December 31,
	2018	2017
Balance sheet items:
Cash, cash equivalents, debt securities available-for-sale and equity investments with readily determinable fair values	$4,378	$12,042
Total assets	34,215	30,141
Long-term debt, including current portion	20,244	15,838
Total stockholders’ equity	4,860	6,921

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Nine-Month Periods Ended
		September 30,		September 30,
		2018	2017	2018	2017

Net income - GAAP		$1,082	$988	$2,973	$3,021

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	9	7	27	22

Research and development:
Share-based compensation expense	(1)	125	65	481	200
Collaboration-related upfront expense	(2)	8	584	399	669
Research and development asset acquisition expense	(3)	—	—	1,125	325
Adjustment to clinical trial and development activity wind-down charge	(4)	—	—	(60)	—

Selling, general and administrative:
Share-based compensation expense	(1)	104	87	415	260
Litigation-related loss contingency accrual expense	(5)	—	—	—	315

Amortization of acquired intangible assets	(6)	127	80	341	250

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration and success payments	(7)	97	49	74	75
Acquisition related charges	(8)	4	—	92	—

Other (expense) income, net:
Change in fair value of equity investments	(9)	123	—	(830)	—

Income tax provision:
Estimated tax impact from above adjustments	(10)	(57)	(149)	(242)	(387)
Non-operating tax adjustments	(11)	23	(156)	7	(326)
Net income - Adjusted		$1,645	$1,555	$4,802	$4,424

Net income per common share - Adjusted
Basic		$2.34	$1.98	$6.65	$5.66
Diluted		$2.29	$1.91	$6.49	$5.44

Explanation of adjustments:

(1)             Exclude share-based compensation expense totaling $238 and $159 for the three-month periods ended September 30, 2018 and 2017, respectively. Exclude share-based compensation expense totaling $923 and $482 for the nine-month periods ended September 30, 2018 and 2017, respectively.

(2)             Exclude upfront payment expense for research and development collaboration arrangements.

(3)             Exclude research and development asset acquisition expenses.

(4)             Exclude adjustment of clinical trial and development activity wind-down charge associated with the discontinuance of GED-0301 clinical trials in Crohn’s disease.

(5)             Exclude loss contingency accrual expenses related to a civil litigation matter.

(6)             Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience, Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), Quanticel Pharmaceuticals, Inc. (Quanticel) and Juno Therapeutics, Inc. (Juno).

(7)             Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited (Nogra), Quanticel and Juno, as well as changes in the fair value of success payments related to the acquisition of Juno.

(8)             Exclude acquisition costs related to Juno.

(9)             Exclude changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities).

(10)      Exclude the estimated tax impact of the above adjustments.

(11)      Exclude other non-operating tax expense items. The adjustments for the three-month period ended September 30, 2018 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $6, adjustments to the provisional amounts recorded for the one-time 2017 U.S. Transition Tax of $36 and to exclude other adjustments totaling tax benefit of $7. The adjustments for the nine-month period ended September 30, 2018 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $22, adjustments to the provisional amounts recorded for the one-time 2017 U.S. Transition Tax of $36 and to exclude other adjustments totaling tax benefit of $7.

The adjustments for the three-month period ended September 30, 2017 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $103, prior year tax benefits arising from a U.S. research and development and orphan drug tax credits study of $55 and to exclude other adjustments totaling tax expense of $2. The adjustments for the nine-month period ended September 30, 2017 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $273, prior year tax benefits arising from a U.S. research and development and orphan drug tax credits study of $55 and to exclude other adjustments totaling tax expense of $2.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2018 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$3,857	$4,228

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		33	27

Research and development:
Share-based compensation expense		586	471
Collaboration-related upfront expense		399	399
Research and development asset acquisition expense		1,125	1,125
Adjustment to clinical trial and development activity wind-down charge		(60)	(60)

Selling, general and administrative:
Share-based compensation expense		573	461

Amortization of acquired intangible assets		493	469

Acquisition related charges and restructuring, net:
Change in fair value of contingent consideration and success payments		83	32
Acquisition related charges		115	92

Other income (expense), net:
Change in fair value of equity investments		(490)	(490)

Income tax provision:
Estimated tax impact from above adjustments		(290)	(293)
Non-operating tax adjustments		7	7
Projected net income - Adjusted		$6,431	$6,468

Projected net income per diluted common share - GAAP		$5.25	$5.75

Projected net income per diluted common share - Adjusted		$8.75	$8.80

Projected weighted average diluted shares		735.0	735.0

(1)             Our projected 2018 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis, changes in the fair value of equity investments upon the adoption of ASU 2016-01 (Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities) or non-operating tax adjustments that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended September 30,		% Change
	2018	2017	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,667	$1,361	22.5%	22.5%	0.0%
International	782	720	8.6%	10.2%	(1.6)%
Worldwide	2,449	2,081	17.7%	18.3%	(0.6)%

POMALYST®/IMNOVID®
U.S.	357	268	33.2%	33.2%	0.0%
International	156	149	4.7%	6.1%	(1.4)%
Worldwide	513	417	23.0%	23.5%	(0.5)%

OTEZLA®
U.S.	348	250	39.2%	39.2%	0.0%
International	84	58	44.8%	45.7%	(0.9)%
Worldwide	432	308	40.3%	40.5%	(0.2)%

ABRAXANE®
U.S.	174	149	16.8%	16.8%	0.0%
International	114	102	11.8%	12.4%	(0.6)%
Worldwide	288	251	14.7%	14.9%	(0.2)%

IDHIFA® (3)
U.S.	18	7	157.1%	157.1%	0.0%
International	1	—	N/A	N/A	N/A
Worldwide	19	7	171.4%	171.6%	(0.2)%

VIDAZA®
U.S.	2	1	100.0%	100.0%	0.0%
International	137	150	(8.7)%	(7.2)%	(1.5)%
Worldwide	139	151	(7.9)%	(6.4)%	(1.5)%

azacitidine for injection
U.S.	6	13	(53.8)%	(53.8)%	0.0%
International	1	1	0.0%	9.1%	(9.1)%
Worldwide	7	14	(50.0)%	(49.5)%	(0.5)%

THALOMID®
U.S.	19	21	(9.5)%	(9.5)%	0.0%
International	11	13	(15.4)%	(13.2)%	(2.2)%
Worldwide	30	34	(11.8)%	(11.0)%	(0.8)%

ISTODAX®
U.S.	9	17	(47.1)%	(47.1)%	0.0%
International	4	2	100.0%	102.0%	(2.0)%
Worldwide	13	19	(31.6)%	(31.4)%	(0.2)%

All Other
U.S.	—	1	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	—	1	N/A	N/A	N/A

Total Net Product Sales
U.S.	2,600	2,088	24.5%	24.5%	0.0%
International	1,290	1,195	7.9%	9.4%	(1.5)%
Worldwide	$3,890	$3,283	18.5%	19.0%	(0.5)%

(1)         Operational includes impact from both volume and price.

(2)         Currency includes the impact from both foreign exchange rates and hedging activities.

(3)         IDHIFA® was approved in August 2017 in the U.S. for the treatment of adult patients with R/R AML with an isocitrate dehydrogenase-2 (IDH2) mutation as detected by an FDA approved test.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Nine-Month Periods
	Ended September 30,		% Change
	2018	2017	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$4,740	$3,953	19.9%	19.9%	0.0%
International	2,396	2,046	17.1%	17.9%	(0.8)%
Worldwide	7,136	5,999	19.0%	19.3%	(0.3)%

POMALYST®/IMNOVID®
U.S.	998	725	37.7%	37.7%	0.0%
International	475	447	6.3%	7.2%	(0.9)%
Worldwide	1,473	1,172	25.7%	26.1%	(0.4)%

OTEZLA®
U.S.	915	755	21.2%	21.2%	0.0%
International	245	153	60.1%	60.6%	(0.5)%
Worldwide	1,160	908	27.8%	27.9%	(0.1)%

ABRAXANE®
U.S.	485	452	7.3%	7.3%	0.0%
International	308	289	6.6%	7.2%	(0.6)%
Worldwide	793	741	7.0%	7.2%	(0.2)%

IDHIFA® (3)
U.S.	48	7	585.7%	585.7%	0.0%
International	2	—	N/A	N/A	N/A
Worldwide	50	7	614.3%	613.0%	1.3%

VIDAZA®
U.S.	7	5	40.0%	40.0%	0.0%
International	451	460	(2.0)%	(1.0)%	(1.0)%
Worldwide	458	465	(1.5)%	(0.6)%	(0.9)%

azacitidine for injection
U.S.	17	31	(45.2)%	(45.2)%	0.0%
International	2	1	100.0%	108.6%	(8.6)%
Worldwide	19	32	(40.6)%	(40.4)%	(0.2)%

THALOMID®
U.S.	55	64	(14.1)%	(14.1)%	0.0%
International	34	40	(15.0)%	(13.8)%	(1.2)%
Worldwide	89	104	(14.4)%	(14.0)%	(0.4)%

ISTODAX®
U.S.	39	51	(23.5)%	(23.5)%	0.0%
International	10	7	42.9%	41.9%	1.0%
Worldwide	49	58	(15.5)%	(15.6)%	0.1%

All Other
U.S.	—	1	N/A	N/A	N/A
International	2	7	N/A	N/A	N/A
Worldwide	2	8	N/A	N/A	N/A

Total Net Product Sales
U.S.	7,304	6,044	20.8%	20.8%	0.0%
International	3,925	3,450	13.8%	14.8%	(1.0)%
Worldwide	$11,229	$9,494	18.3%	18.6%	(0.3)%

(1)         Operational includes impact from both volume and price.

(2)         Currency includes the impact from both foreign exchange rates and hedging activities.

(3)         IDHIFA® was approved in August 2017 in the U.S. for the treatment of adult patients with R/R AML with an isocitrate dehydrogenase-2 (IDH2) mutation as detected by an FDA approved test.